GREGORY E. BARTON
                             461 Burgess Drive # 11
                          Menlo Park, California 94025
                                 (650) 329-9489

                                  July 21, 1998

VIA TELECOPY ONLY (212-843-2791)

Mr. Jonathan L. Steinberg
Chief Executive Officer
Individual Investor Group, Inc.
1633 Broadway, 38th Floor
New York, New York  10019

Dear Jono,

     I am pleased and excited to have the opportunity to work with you taking Individual Investor Group, Inc. ("INDI") to its next level of success. As we discussed, this letter sets forth the primary terms of the offer of employment that has been extended to me by INDI, and I agree to accept employment with INDI in accordance with these terms:

     Position: I will be appointed Vice President of Business and Legal Affairs, and General Counsel, of INDI.

     Salary: My starting base salary will be $200,000 per annum, which will be paid in accordance with INDI's normal payroll policies in effect from time to time.

     Sign-on Bonus: I will be paid a one-time sign-on bonus of $5,000 on my first day of work.

     StockOption:  I will  promptly  be  granted  an option  (the  "Option")  to purchase 150,000 shares of INDI common stock pursuant to one of INDI's Stock Option Plans for which a Form S-8 registration is in effect (the "Plan"). The per share exercise price of the Option shall be the fair market value of INDI common stock on the date of grant as determined in accordance with the Plan. The Option shall be an incentive stock option to the maximum extent permitted by law. The Option shall be exercisable as to 37,500 shares on each of the first four anniversaries of my employment start date (thus a total of four years is required before all shares subject to the Option may be exercised), and shall expire 10 years after grant. In the event of a change in control of INDI, all shares subject to the Option shall immediately become exercisable.

     Severance: In the event that,  within the first year of employment,  either
          (a) I am terminated without cause or (b) my job responsibilities or title are materially diminished and I resign, I shall be paid a severance equal to six months' salary, in addition to any other sums or benefits to which I may be entitled.

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     Miscellaneous:  I will be covered by INDI's  employee group insurance plan, summaries of which will be provided to me. I will be entitled to participate in INDI's 401(k) plan. I will receive four weeks of paid vacation each year. I will commence work on a date to be agreed upon, which date shall be on or before September 15, 1998.

     This letter sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes all other discussions, whether written or oral. The terms of this letter may not be modified or amended except in a writing signed by each of the parties hereto. A signature received via facsimile shall be deemed an original for all purposes.

     If you agree with the above, please sign this letter and fax it to me (at 408-383-4944). I look forward to receiving your signature, and working with you closely creating INDI's exciting future!

                                                     Sincerely,


                                                     /s/ Gregory Barton
                                                     Gregory E. Barton

AGREED AND ACCEPTED

Individual Investor Group, Inc.


By:      /s/ Jonathan Steinberg
         Jonathan L. Steinberg
         Chief Executive Officer

Date:    7/21/98

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